Exhibit 10.1

EIGER BIOPHARMACEUTICALS, INC.

2021 INDUCEMENT PLAN

1.	PURPOSE OF PLAN

The purpose of this Eiger BioPharmaceuticals, Inc. 2021 Inducement Plan (this “Plan”) of Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company by providing a material inducement for the best available individuals to join the Company and its Subsidiaries as employees by affording such individuals an opportunity to acquire a proprietary interest in the Company.

2.	ELIGIBILITY

The Plan will be reserved solely for awards to persons whom the Company may issue shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) without stockholder approval pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules, or any successor rule relating to inducement awards.

3.	SHARE LIMITS; GRANT OF AWARDS

The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 850,000 shares (the “Share Limit”), such limit subject to adjustment as contemplated by Section 9(a) of the 2013 Plan.

4.	EFFECTIVE DATE

This Plan is effective as of June 15, 2021, the date of its approval by the Board (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Committee with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

5.	OTHER TERMS

Except as expressly set forth herein, the terms of the Plan shall be identical to the terms of the 2013 Plan, and such terms are incorporated by reference into this Plan (with such non-substantive changes as are necessary to reflect their usage in this Plan instead of the 2013 Plan); provided, however, that no Incentive Stock Options shall be awarded under this Plan. In the event of any conflict between the provisions in this Plan and those of the 2013 Plan, the provisions of this Plan shall govern.

6.	DEFINED TERMS

6.1. “2013 Plan” means the Eiger BioPharmaceuticals, Inc. Amended and Restated 2013 Equity Incentive Plan, as may be amended from time to time.

6.2. “Eligible Person” means persons expected to become Officers and other Employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time.

6.3 Defined terms not defined herein shall have the meaning set forth in the 2013 Plan.